UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐ Preliminary Proxy Statement	☐	Confidential, for use of the Commission
only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement

☐ Definitive Additional Materials

☒ Soliciting Material Under Rule 14a-12

Modem Media, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0- 11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.
	(1)	Amount previously paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

Filed by Modem Media, Inc.
pursuant to Rule 14a-12 of
the Securities and Exchange Act

     The following is a transcript of the presentation given by Modem Media’s Chief Executive Officer, Marc Particelli, and its Chief Financial Officer, Frank Connolly, at the Roth Capital Partners New York Conference on September 13, 2004:

Moderator: Okay, we’re going to start with Modem Media in here. If you will, please, come in and close the door behind you. At about $5 a share, Modem Media trades, today, at about seven times estimates for next year, as EBITDA and a group that, historically, just averaged between 10 and 12. And, close to that, that multiple is closer to the multiple of [Digitas], a company that’s now in the midst of acquiring Modem Media, in a swap that’s scheduled to close in mid-November. Here to discuss that deal, I’m sure, and, but also Modem’s independent ability, to grow cash flow, is CFO, Frank Connolly and CEO Mark Particelli. [Mark]?

Mark Particelli: Good morning. I’m [Mark Particelli], CEO of Modem Media. What I’d like to do, is talk a little bit about Modem Media as stand alone opportunity, and then get into the merger that we have scheduled, now. I guess, Friday we filed and it’s mid-October, should be the close.

First, let me give you some feel for Modem Media. We have a powerful set of clientele, we’ll show that to you. We have an established track record of success and innovation, we’re a seventeen year old firm. We have had several years of very difficult market conditions, those have changed, and we have a powerful set of industry dynamics, now giving us long term opportunity for growth. And we have put in place multiple avenues to realize that growth. So, we see the wind turning to our back, that will materially change our opportunities, going forward, and compliment, what we’ve proven to be, the ability to produce very strong profitability, even in difficult times.

Now, let me give you some details on that. This is the list of the clients we’ve served this year. And it is a terrific set of clients. And those clients are typically long standing in their character. We want to get into the clients, stay into the clients, and continue to develop recurring revenue from those clients. Now, there’s been some questions about Delta, and about General Motors, and I’ll deal with those, specifically, but what we have been able to do is build longstanding relationships across multiple operating units, in major corporations.

Our work really falls into three pieces. And we are highly concentrated in interactive marketing. We complete integration -- we have a complete and integrated service offering in our interactive marketing. Where we build the strategies, set the priorities, build the measures, and that’s about 25% of our revenue. That leads, inevitably, into the execution stages, which are broken up about half and half, between web-based activities, and then the marketing programs, which really drive results.

Let me talk a little bit about each of those in turn. Typically, our work starts with setting the plans and the priorities for our clients. They’re built from the customer end. Our focus is on understanding exactly what the customer wants, and does, understanding the economics of serving those customers and the value of those customers. We then build in real insights into how that’s going to support our [scores], or supplement the strategies of our clients. Often, our insights cause those strategies to be changed, or at least the priorities to be changed, among those clients. That knits into the strategies, the approaches, the measurements, the priorities, for what our clients do on the web. That, inevitably, goes into the larger aspects of the revenue, which are the execution stages. And they really start with the web-based activities. It is website based, but then you build off of that website, into other applications, whether they be wireless or distributed services, or a variety of other interactive activities. The focus is on user value and usability and on value creation to our clients and to their customers. And it really requires a marriage of that customer insight, creative technology, usability, and all of those combine, to really build the customer interface, so that it delivers real value to the client.

Out of those platform activities and campaigns, you get into the programs, which really drive the results, deliver the information, deliver the activities, create the revenue. And those are delivered through Internet advertising, email search, online promotion, wireless. And, increasingly, we’ve got into the need to integrate the interactive activities with the offline activities as well. And we’ve been doing more direct mail. Progressively, more direct mail over the past several years.

Now, the objective is to deliver real value to our customers and their clients. We set measures about everything we do. And we continuously update and assess those measures, so we can optimize the results, which automatically delivers a reset of priorities, rebuilds the plans, and resets the whole process of upgrading and enhancing. So, for example, with a client like Delta Airlines, where we’ve been working with them since 1996, we’ve set the -- we’ve done a planning exercise every year to reset those priorities and objectives. And it delivers continuous improvement in the results, and for us, a continuous revenue stream with our clients and continuous work with those clients.

We are a different firm than a lot of the firms in this space. We’ve been around a long time, since ’87, and we have been an innovator in this space, and continue to innovate in this space. It gives us the credibility, to go into these big clients and tell them what we think they need to do. But it also requires that we continue to innovate.

Now, what we’re seeing is a real renewal in the industry growth rate. You all know that, we all know that. It needn’t be dwelled upon. We think that we’ve put in place a series of activities that will materially improve the growth rate over the next several years, increasing our business with existing clients. We have a strong pipeline of new business and a significant win rate among new clients this year, and setting up for growth next year and beyond. And we are continuing -- and have been continuing to expand our service offering over the past several years, which is one of the reasons why we feel this merger with [Digitas] is important. And I’ll get into that in a little more detail.

I don’t think I need to dwell on the industry growth rate. I’ll just show you a couple of snippets. The yellow bars are the online purchases, and they continue to grow. This year, they are probably grow 30 to 40%, in 2004. But they have continued to grow. I think, even more important than the online sales, is the impact offline, that online research and transactions have occurred. And this is just a relatively conservative estimate of the impact on purchases offline, from online research. It continues to grow, and it is fundamentally changing the way people purchase, buy, get information, get services. And consumers want more. The total households with access to the Internet continues to grow, but even more importantly, broadband continues to increase. And the users of broadband -- let me get some statistics. The users of broadband are more affluent, they spend more money, more time, online. The ability to use rich media online is increasing. And the ability to truly cause consumers to interact with the Internet is materially improved in that space. And this is just evidence to us that the consumer continues to want more, better, faster service on the web. And we’re not finished with the transformation the Internet is going to have on purchase behavior. We’d like to break up the whole process of purchasing from awareness consideration purchase and repurchase loyalty. And if you look at the various components of the Internet, it has material influence on awareness, but its real impact is in the consideration stage, in the purchase stage, and in the loyalty repurchase stage. And that’s just gaining momentum.

One of our growth areas is working with our existing clients, adding services to our work with those clients. The [x’s] are the services we have given -- we have served these clients over the past several years. The check marks are the services we’ve added to these clients, just this year. So, we’ve continued to penetrate the clients with additional services. Our whole focus has been to add service capabilities and, in particular, integrated marketing service capabilities, over the years. And that’s been a strategic foundation for what we’ve been trying to do for the past couple of years. Not shown on the chart, is that all of our clients are multi-divisional clients. And we continue to increase our penetration of those clients. And then, finally, we’re seeing a shift in marketing spend from traditional channels and media to the online activities. And we’re growing with the tide, as well.

Now, let me talk about Delta and General Motors, very quickly. Delta has been in the news, as recently as last week. They issued an announcement that they were going to go through a major restructuring to reset the business. That, in turn, has given a sense of risk to Modem Media, because they are more than 20% of our revenue. They are our largest client. Delta is a core client of ours. They are critical to us. But equally important, the Internet is critical to them. What I wanted to do is read to you a couple of quotes from the press release, last week, that gives you some sense of why we are confident that not only will our business with Delta remain strong, even if they go bankrupt, it is likely to grow. Some quotes from that press release last week. "We are making our [Sky Miles] loyalty program easier, especially through delta.com." "Key initiatives include updating and upgrading online functionality. Expanding services offered through delta.com." A final quote. "Delta is -- Delta’s goal is to migrate 50% of its customer transactions to delta.com." Now, last year, it was about 18%. So, what we see is no diminution in their impact, in their intensity and in their attention to the Internet space. Just the opposite. What we see is an increasing level of commitment to the space. We do anticipate, if they go bankrupt, there will be some disruption to the revenue, and some cost to the balance sheet. And we’ve identified what we believe that to be. We’ve baked some of that into our forecast, for the year, but we do not believe that they can abandon the space, nor us. We are their sole interactive partner in making this change happen.

General Motors is a slightly different story. They’ve been a core client of ours both in North America and Europe for six years. They were 18% of our revenue in 2003; in the first half they were 12%; in the second quarter they were 10%. So we’ve seen a dramatic fall-off in the revenue with General Motors.

What we’ve seen is that we worked -- now, we have to break up our work with General Motors between North America and Europe. Our European business is quite strong, quite solid, and continuing to expand in share of their spending. In North America we worked with the corporate group. One of our competitors at the time, who is now the potential acquirer of Modem Media, was working at the division level, and doing more integrated marketing combining the Internet as well as the off-line activities.

The budgets began shifting from corporate to the divisions beginning the first part of this year, and there was a major initiative through the first and second quarter to consolidate. We were the loser in this consolidation. We were at the corporate level; they were losing budget, and we were small relative to the other players and so we were subjected to consolidation, and we see that business going away next year from Modem Media.

There are a couple of good points. One, it’s going to Digitas who is the merger partner of us. Second, if you get underneath the numbers and say, if you take the General Motors situation away, the rest of our business, first half this year over first half last year, grew 17%. So it shows that the core of our business subject to the General Motors situation, is strong and growing nicely as we expand our business with existing clients and increase our number of clients.

Now this isn’t the way we want to do it, but it’s also reducing our concentration among clients. I don’t think this is necessarily the objective we had in the beginning of the year, but we’re satisfying it. And that means that our revenue for the first half was slightly up over last year despite the big whole that General Motors, and that gives you some sense of our new business, and new project growth rates.

And we continue to add new clients to our roster, and they’re real quality names, and quality opportunities. We added five clients in Q1; we added four in Q2; we’ve added three in Q3, and they are names that one would like to have with real prospects for growing into multi-million dollar, multi-year relationships. And if I had to guess at this point, there are between three and five of these new clients that could grow into true multi-million clients over the next couple of years. This sets up, even more importantly, our growth for next year.

Now we have also had as our strategy over the last several years to expand our services, in particular to build the capabilities so we could be a truly integrated marketing services firm, not just an Internet marketing services firm. We’ve been adding capabilities in search, in database marketing. We’ve added through that database marketing activities in off-line activities as well, and we’ve expanded our partnership so we could deliver a more integrated approach to our clients.

The merger with Digitas accelerates and really leap-frogs that strategy, so let me talk to you a little bit about that transaction. For those of you who don’t know, it is a stock-for-stock transaction with a 0.7 exchange ratio. The expected closing, we have filed on Friday, the vote is October 14th, so we would expect mid-October close subject to the shareholder approval, and there is no collar and no break up.

Why did we do it? It clearly increases the scale of our operations. The plan is to merge the San Francisco office of Digitas and the London office of Digitas with our offices in those two cities, which takes both our operations and their operations which were subscale, and creates two true scale operations with market leadership in those geographies. It also increases the scale of Modem Media, which was flirting with too low a scale to be a credible player in the true direction the market is going which is integrated marketing services.

It leap-frogs the strategy we’ve had of extending and expanding our service offering into analytics and database marketing. It provides both firms with better capabilities and better best practices in interactive marketing, and it opens up real opportunities for us to extend and expand our relationships with our existing clients. So it really was a strategically important and valuable merger.

And just looking at the combined client list gives you some sense of the power of this combined operation. The yellow are the ’Modem Media only’ clients. The blue are the ’Digitas only’ clients or the green I mean. And the blue are the ’dual clients’. It is a spectacular client list. We think this strategic combination is powerful, and it truly does accelerate our strategy, the ones we’ve been telling you about for the last couple of years, to become a fully-integrated customer, and data-driven marketer to measure corporations. With that, I’d like to turn it over to Frank to cover some additional thoughts.

Frank Connolly: Thanks, Mark. Okay I’m going to go through the numbers very quickly, just hit a couple of high points, and then we’re going to open it up for questions. As you can see, we’ve had as Mark said, a track record of durability in terms of profitability. We have maintained our gross profit margins at or around the 50% level. In the first half of this year they dipped before the 50% level as we invested in the first six months, and EBITDA margins also dropped below the historical trend line. We do expect the margins to come back up in the second half of the year, as we fill in the investment in forward capacity, people, as the revenues ramp up.

Again, this is an indication of the durability of the business. We’ve been running it at about $15 million to $16 million in revenue per quarter, and very healthy profitability in each quarter. We do bounce around a little bit. The loss small numbers does work -- in our case, $250,000 is about a penny a share. We do expect 3 cents to 5 cents a share in the third quarter, between $15 million and $17 million of revenue in the third quarter.

The business continues to be a very healthy cash producer, and we anticipate that we will continue to generate a couple of million dollars of cash in the third quarter and throughout the rest of the year. As Mark said, there are multiple avenues to growth. This business is solidly profitable which provides the dry powder to continue to invest as necessary, and the transaction with Digitas accelerates the types of strategic initiatives and the strategic positioning that we have been talking about to the investment community for a good period of time up to now.

So with that, let’s open it up for questions. If you can just wait for the microphone so we can catch you on the webcast, thanks.

Audience Member: Could you just talk about how you’re estimating your income statement, balance sheet impact from Delta? Whether you’ve had conversations with those guys, and also can you just talk about how comfortable you are with the $1 million impact?

Frank Connolly: I didn’t catch this -- the question is how we estimated the impact on the income statement, the balance sheet, from the potential Delta bankruptcy? And the last part of the question was?

Audience Member: How comfortable you guys are with that number?

Frank Connolly: We have at the low end of our revenue range, we have reflected some softness in Delta revenue in the latter part of the year, and that’s also reflected in the earnings number. We have not reflected the receivables write-off in the earnings number. We’re very comfortable with the $1.5 million to $2.5 million range as far as the potential [fee] receivables risk. And in fact, it’s been running below $1.5 million during the summer, historically a low period, and it will probably peak back up into that range as the fourth quarter season picks up. But we’re very comfortable with that.

Mark Particelli: We have looked at the programs, and feel very comfortable that if they enter bankruptcy, they’re going to have to generate revenue. And there is some evidence that we have as much probability of increasing the marketing budgets as reducing the marketing budgets after bankruptcy. We also used as a proxy, 9/11. We were running about $3 million a quarter before 9/11, and with 9/11 which was probably the most traumatic period for a lot of reasons, but also to the airline industry, they dropped about $l million a quarter for two quarters with us, before they returned to normal spending pattern, and actually increased the spending so we made it up after 9/11.

Moderator: Other questions? We have time for -- .

Audience Member: Can you talk about the reasons why you [split] the deal? Can you talk about the rationale behind the pricing, and the [tie-ins] in [] stock []?

Mark Particelli: Our Board was convinced that this was an important strategic merger for Modem Media. It really did accelerate our strategy, and we’ve looked at a variety of different -- every board does, we’ve looked a variety of different strategic options and opportunities, and the Board felt that this was the most important step we can take, and at the time of the conclusion of our discussions they felt the valuation was satisfactory, and they believed in the combination sufficiently that they actually wanted the stock without a collar.

Moderator: Okay, we’re out of time, but Mark and Frank will be available in their break-out room, at the break-out number.

Forward-Looking Statements
This document contains forward-looking statements that involve risks, uncertainties and assumptions. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. For example, statements regarding the acquisition of Modem Media by Digitas and the proposed date of the stockholders meetings are all forward-looking statements. Risks, uncertainties and assumptions include: possible adjournment or postponement of the stockholders meetings; failure to satisfy conditions to closing of the merger, including receipt of Digitas stockholder approval and Modem Media stockholder approval; the risk that the benefits of Digitas’ acquisition of Milton will not be achieved or will take longer than expected; and other risks that are described from time to time in Digitas’ and Modem Media’s Securities and Exchange Commission reports (including but not limited to Digitas’ Form 10-K for the fiscal year ended December 31, 2003, Modem Media’s Form 10-K for the fiscal year ended December 31, 2003 and subsequently filed reports). If any of these risks or uncertainties materializes or any of these assumptions proves incorrect, Digitas’ or Modem Media’s results could differ materially from Digitas’ or Modem Media’s expectations in these statements. Digitas and Modem Media assume no obligation, and do not intend to update these forward-looking statements.

Additional Information and Where to Find It

Digitas has filed a joint proxy statement/prospectus with the SEC in connection with the proposed merger. Investors and security holders are urged to read the joint proxy statement/prospectus and any other relevant documents filed with the SEC because they will contain important information. Investors and security holders will be able to obtain these documents free of charge at the website maintained by the SEC at www.sec.gov. In addition, documents filed with the SEC by Digitas are available free of charge by contacting Digitas Investors Relations, Digitas Inc., Prudential Tower, Boston, Massachusetts 02199, (617) 867-1000, and documents filed with the SEC by Modem Media are available free of charge by contacting Modem Media Investor Relations, 230 East Avenue, Norwalk, Connecticut 06855, (203) 299-7000.

Participants in Solicitation

Digitas and Modem Media, and their respective directors, executive officers and other possible employees and advisors, may be deemed to be participants in the solicitation of proxies from the stockholders of Digitas and Modem Media in connection with the merger and related items. Information regarding the directors and executive officers of Digitas and their ownership of Digitas shares is set forth in the proxy statement for Digitas’ 2004 annual meeting of shareholders. Information regarding the directors and executive officers of Modem Media and their ownership of Modem Media shares is set forth in the proxy statement for Modem Media’s 2004 annual meeting of shareholders. Investors may obtain additional information regarding the interests of those participants by reading the joint proxy statement/prospectus.